UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2021

WATERS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-14010	13-3668640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34 Maple Street

Milford, Massachusetts 01757

(Address of principal executive offices) (Zip Code)

(508) 478-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WAT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 17, 2021, Waters Corporation (the “Company”) and certain of its subsidiaries, as guarantors, entered into an Amendment and Restatement Agreement, dated as of September 17, 2021 (the “Restatement Agreement”) with the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Restatement Agreement amended and restated the Company’s existing credit agreement dated as of November 30, 2017, as previously amended as of February 12, 2019 (the “Credit Agreement,” and as amended and restated by the Restatement Agreement, the “Amended and Restated Credit Agreement”). The obligations of the Company under the Amended and Restated Credit Agreement are unsecured and guaranteed by certain of the Company’s domestic subsidiaries. The Amended and Restated Credit Agreement provides for a five-year $1.8 billion revolving facility, which includes a letter of credit subfacility. The Company may, on one or more occasions, request that the revolving facility be increased by or term loans be issued in an amount of not less than $25 million, provided that the total amount outstanding under the Amended and Restated Credit Agreement may not exceed $2.0 billion. Existing lenders under the Amended and Restated Credit Agreement are not obligated to increase commitments, and the Company can seek to bring in additional lenders. Unless extended according to the terms thereof, commitments under the Amended and Restated Credit Agreement mature on September 17, 2026.

The Company may borrow under the revolving facility from time to time in US Dollars or Euros. The Company may borrow, prepay and re-borrow revolving loans. The interest rates applicable to loans under the Amended and Restated Credit Agreement are, at the Company’s option, equal to either (i) if the borrowing is denominated in US Dollars, the Alternate Base Rate (which is a rate per annum equal to the greatest of (a) the prime rate, (b) the Federal Reserve Bank of New York Rate plus 1/2 of 1% per annum and (c) the LIBO rate for a deposit in US Dollars with a maturity of one month plus 1% per annum) or the applicable one, three or six month LIBO rate, or (ii) if the borrowing is denominated in Euros, the applicable one, three or six month EURIBOR rate, in each case plus an interest rate margin based upon the Company’s leverage ratio or the credit rating, if any, for the Company’s senior, unsecured long-term debt, which can range between 0 to 12.5 basis points for Alternate Base Rate loans and between 80 and 112.5 basis points for LIBO rate or EURIBOR rate loans. The facility fee on amounts outstanding under the Amended and Restated Credit Agreement ranges between 7.5 and 25 basis points per annum, based on the Company’s leverage ratio or the credit rating, if any, for the Company’s senior, unsecured long-term debt. The Amended and Restated Credit Agreement also provides for transitions to alternative benchmark rates.

The Amended and Restated Credit Agreement requires that the Company comply with an interest coverage ratio test of not less than 3.50:1, similar to the Credit Agreement, as of the end of any fiscal quarter for any period of four consecutive fiscal quarters, and a leverage ratio test of not more than 3.50:1, similar to the Credit Agreement, as of the end of any fiscal quarter. Following the completion of a material acquisition, the Company may elect to increase the maximum leverage ratio to 4.00:1.00 at the end of and for the fiscal quarter during which such material acquisition occurred and for each of the following three consecutive fiscal quarters. In addition, the Amended and Restated Credit Agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to those previously contained in the Credit Agreement. The Amended and Restated Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those previously contained in the Credit Agreement.

Certain parties to the Restatement Agreement, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing descriptions of the Restatement Agreement and the Amended and Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibit 10.1 hereto (such Exhibit consisting of the Restatement Agreement and, through its Annex I, the Amended and Restated Credit Agreement) and are hereby incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Amendment and Restatement Agreement, dated as of September 17, 2021, by and among the Company, Waters Technologies Corporation, TA Instruments – Waters L.L.C., Waters Asia Limited, Environmental Resource Associates, Inc., the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: September 20, 2021	By:	/s/ Amol Chaubal
	Name:	Amol Chaubal
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)